UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ENTRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 24, 2009, Entrust, Inc. (“Entrust” or the “Company”) and HAC Holdings, Inc. (“Newco”) entered into a memorandum of understanding regarding the settlement of purported class action lawsuits and a derivative claim that were filed on behalf of Entrust’s stockholders following the announcement of the Agreement and Plan of Merger, dated as of April 12, 2009 and amended on July 9, 2009, by and among the Company, Newco and HAC Acquisition Corporation, a wholly-owned subsidiary of Newco (“Merger Sub”). The Merger Agreement contemplates the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Newco (the “Merger”).

As previously disclosed, on April 21, 2009, a purported stockholder class action and derivative petition was filed in the District Court of Dallas County, Texas (the “Court”) in connection with the announcement of the proposed Merger entitled Cooper, et al. v. Entrust, et al., Cause No. DC-09-04802. The plaintiffs in Cooper filed an amended class action and derivative petition on April 30, 2009. The amended petition names as defendants the Company and its board of directors as well as Newco and Merger Sub. The plaintiffs in Cooper purport to represent the stockholders of Entrust who are similarly situated with them, as well as the Company (derivatively) against our directors. On or about April 22, 2009, a separate purported stockholder class action was filed in the Court in connection with the announcement of the proposed merger entitled Sachs v. Entrust, Inc., Cause No. DC-09-04813. Like the amended petition in Cooper, the petition in Sachs names as defendants the Company and its board of directors as well as Newco and Merger Sub. The Sachs petition also names Thoma Bravo as a defendant. (Thoma Bravo controls Newco.) On May 6, 2009, the Court entered an order consolidating the actions. On May 20, 2009, Plaintiffs filed a consolidated shareholder class action and derivative petition.

The Company, Newco and Thoma Bravo continue to believe the lawsuit to be without merit. Nevertheless, without admitting any liability or wrongdoing, the Company, Newco and Thoma Bravo have agreed in principle to settle the lawsuit in order to avoid the potential cost and distraction of continued litigation and to eliminate any risk of any delay to the closing of the Merger posed by the lawsuit. Such settlement is subject to execution and delivery of definitive documentation, the closing of the Merger and court approval. If the settlement becomes effective, the lawsuit will be dismissed with prejudice.

Pursuant to the terms of the settlement, the Company has agreed to publish certain additional information to its stockholders. Such additional information is contained below in this filing and should be read in conjunction with the proxy statement relating to the

Merger. In return, the plaintiffs agreed to the dismissal of the actions. The details of the settlement will be set forth in a notice to be issued to Entrust stockholders prior to a hearing before the Court to consider both the settlement and the plaintiffs’ fee application.

The settlement will not affect the merger consideration to be paid to stockholders of Entrust in connection with the proposed Merger or the timing of the special meeting of stockholders of Entrust scheduled for July 28, 2009, beginning at 10:00 a.m., local time, at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240 to vote upon, among other things, a proposal to approve the Merger.

* * *

The information set forth below supplements the proxy statement dated May 12, 2009, and should be read in conjunction with the proxy statement. All page references in the information set forth below refer to those contained in the proxy statement dated May 12, 2009, and terms used below shall have the meanings set forth in the proxy statement (unless otherwise defined below).

1. The following section is added to the proxy statement immediately prior to the section entitled “Opinion of Financial Advisor” on page 42:

“Street Estimates

Barclays Capital, in performing the financial analyses necessary to render its opinion attached to the proxy statement dated May 12, 2009, regarding the fairness, from a financial point of view, of the merger consideration to be offered to the stockholders of the Company in the Merger, reviewed and considered the Street Estimates (along with the other factors and data described below under “Opinion of Financial Advisor”) set forth below. The Street Estimates are not prepared by the Company, the Company management or Barclays Capital, but instead represent a consensus of analysts who follow the Company and have limited access to information. The Street Estimates are based upon numerous assumptions with respect to the Company’s business, prospects and financial performance, as well as general business, economic, industry and financial market conditions and trends and other future events, all of which are difficult to predict and many of which are beyond the Company’s control. The Street Estimates are subjective in many respects and are thus susceptible to multiple interpretations; they are also typically subject to periodic revisions based on actual experiences and developments. The Street Estimates are not guarantees of future financial performance and there can be no assurance that the projected results will be realized or that actual results will not be materially higher or lower than projected. Although the Company agreed with the appropriateness of the use of, and Barclays Capital’s reliance upon such Street Estimates in performing its analysis, the inclusion of the Street Estimates should not necessarily be regarded as an indication that the Company’s board of directors or Barclays Capital considered, or now considers, this information to be a reliable prediction of future results. The Street Estimates are not projections backed by the Company or Barclays Capital, and neither the Company nor Barclays Capital make any representation as to the Street Estimates, including regarding attainability or otherwise. Neither the Company’s current independent accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Street Estimates, nor have they expressed any opinion or any other form of assurance on such projections or the achievability thereof, and they assume no responsibility for, and disclaim any association with, the Street Estimates.

The Street Estimates do not take into account any events or circumstances occurring after the date they were prepared, including the public announcement of the proposed acquisition of the Company by Newco. There can be no assurance that the announcement or pendency of the Merger will not result in the termination, reduction or other negative development in the Company’s relationships with any of its customers, suppliers or other business partners. Any such negative development, including a delay or cancellation of customer orders, could adversely affect the Company’s ability to achieve the results set forth in the Street Estimates. Further, the Street Estimates do not take into account the possible effects of any failure to complete the Merger and should not be viewed as accurate or continuing in that context. The inclusion of the Street Estimates in the proxy statement shall not be deemed an admission or representation by the Company that the Street Estimates are viewed by the Company or Barclays Capital as material information or accurate projections. In addition, the Company notes that since the time of the Street Estimates, the consensus of analysts who follow the Company has become less optimistic about the Company’s future financial prospects.

Street Estimates of Entrust’s Projected Financials

(as of April 9, 2009)

	CY 2009E	CY 2010E
Total Revenue % Growth	$94.8 (4.9%)	$101.4 7.0%
Gross Profit % Margin	$60.4 63.8%	$66.6 65.7%
Total Operating Expenses % Margin	$49.9 52.6%	$52.6 51.9%
EBT % of Sales	$10.6 11.2%	$14.0 13.8%
Pro Forma Net Income % of Sales	$9.0 9.4%	$11.9 11.7%
Proforma EPS	$0.15	$0.19

2. The following sentence appearing under the heading “Selected Comparable Company Analysis”:

“In order to assess how the public market values shares of similar publicly traded companies, Barclays Capital reviewed and compared specific financial and operating data relating to the Company with selected companies that Barclays Capital, based on its experience in the security software industry, deemed comparable to the Company.”

is amended to read as follows:

“In order to assess how the public market values shares of similar publicly traded companies, Barclays Capital reviewed and compared specific financial and operating data relating to the Company with selected companies that Barclays Capital, based on its experience in the security software industry, and on its professional judgment and expertise, deemed comparable to the Company.”

3. The columns entitled “Stock Price as of 4/6/09”, “EV Used for Analysis ($ in millions)” and “EV/EBITDA” are hereby added to the table on page 45, which is amended to read as follows:

	Stock Price as a Multiple of Cash EPS		Stock Price as of 4/6/09	EV Used for Analysis ($ in millions)	Enterprise Value as a Multiple of Revenue		EV / EBITDA
	CY2009E	CY2010E			CY2009E	CY2010E	CY09E	CY10E
ActiveIdentity Corporation	Not Meaningful	Not Meaningful	$2.00	$1.1	0.02x	0.02x	Not Meaningful	Not Meaningful
CA, Inc.	11.1x	10.4x	17.63	8,903.0	2.06x	2.00x	6.0x	5.7x
Check Point Software Technologies Ltd.	12.5x	11.7x	23.22	3,532.6	4.12x	3.88x	8.0x	7.5x
Guidance Software, Inc.*	Not Meaningful	34.6x	3.81	56.0	0.59x	0.52x	10.0x	6.0x
McAfee, Inc.	15.6x	13.9x	34.79	4,985.6	2.63x	2.42x	8.8x	7.9x
SonicWALL, Inc.	17.3x	15.9x	4.92	102.1	0.49x	0.47x	4.2x	3.7x
Sourcefire, Inc.*	Not Meaningful	50.8x	7.82	116.8	1.43x	1.27x	Not Meaningful	Not Meaningful
Symantec Corporation	10.5x	10.2x	16.08	13,772.5	2.20x	2.14x	6.0x	6.2x
VASCO Data Security International Inc.	17.8x	12.9x	6.27	182.9	1.56x	1.40x	9.1x	6.0x
VeriSign, Inc.	16.2x	13.2x	20.58	4,080.0	3.96x	3.59x	8.7x	7.8x
Websense, Inc.	10.6x	9.1x	13.21	655.1	1.90x	1.78x	5.7x	5.2x

*	Received an unsolicited offer in the past 12 months.

4. The following sentence appearing on page 47 under the heading “Discounted Cash Flow Analysis”:

“The range of discount rates of 13.0% to 17.0% was selected based on an analysis of the weighted average cost of capital of the Company.”

is hereby amended to read as follows:

“Based on its professional judgment and expertise, including an analysis of the weighted average cost of capital of the Company, Barclays Capital selected the range of discount rates of 13.0% to 17.0%.”

5. The following sentence on page 47 under the heading “Discounted Cash Flow Analysis:”

“The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on forward 12-month EBITDA of 5.0x to 8.0x and applying such range to EBITDA projections for fiscal year ending 2014 based on both the Management Projections and Street Estimates.”

is hereby amended to read as follows:

“The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on forward 12-month EBITDA of 5.0x to 8.0x (these multiples were selected by Barclays Capital based on its professional judgment and expertise) and applying such range to EBITDA projections for fiscal year ending 2014 based on both the Management Projections and Street Estimates.”

6. The following sentence on pages 46-47 under the heading “Discounted Cash Flow Analysis:”

“The after-tax unlevered free cash flows based on each of the Management Projections and Street Estimates were calculated by taking the tax-affected earnings before interest and tax expense (excluding amortization of purchased intangibles and including stock based compensation), adding depreciation and amortization and subtracting capital expenditures, and a restructuring charge related to a $16.4 million outstanding lease obligation (excluding any potential sublet recoveries per management) and adjusting for changes in working capital.”

is hereby amended to read as follows:

“The after-tax unlevered free cash flows based on each of the Management Projections and Street Estimates were calculated by taking the tax-affected earnings before interest and tax expense (excluding amortization of purchased intangibles and including stock based compensation), adding depreciation and amortization and subtracting capital expenditures, and a restructuring charge related to a $16.4 million outstanding lease obligation (which amount excludes an estimated approximately $11.5 million in potential sublet recoveries per management) and adjusting for changes in working capital.”

7. The following sentence appearing on page 49 under the heading “Present Value of Equity Research Analysts’ 12-Month Price Targets”:

“Based on the foregoing, Barclays Capital then calculated a range of the present values of the 12-month price targets of $1.48 to $3.65 using a discount rate of 15% and noted that the Merger Consideration of $1.85 per share was within such range.”

is hereby amended to read as follows:

“Based on the foregoing, Barclays Capital then calculated a range of the present values of the 12-month price targets of $1.48 to $3.65 using a discount rate of 15% (which was selected by Barclays Capital based on its professional judgment and expertise) and noted that the Merger Consideration of $1.85 per share was within such range.”

8. The following sentence appearing on page 23 under the heading “Background of the Merger”:

“Representatives of Lehman Brothers approached these third parties to gauge their interest in a possible strategic transaction involving the Company.”

is hereby amended to read as follows:

“Management identified several potentially interested parties based on its knowledge of the industry, familiarity with the companies, potential synergies, and professional judgment and expertise. During this time frame, management directed representatives of Lehman Brothers to approach nine parties to gauge their interest in a possible strategic transaction involving the Company, and six of these parties entered into non-disclosure agreements with the Company.”

9. The following sentence appearing on page 24 under the heading “Background of the Merger”:

“Pursuant to Lehman Brothers request, on January 23, 2008, certain of the interested parties delivered preliminary non-binding indications of interest for the acquisition of the Company and on January 24, 2008, our board of directors held a regularly scheduled meeting during which it reviewed the bids.”

is hereby amended to read as follows:

“Pursuant to Lehman Brothers request, on January 23, 2008, certain of the interested parties (including four of the parties contacted by representatives of Lehman Brothers in the weeks following October 29, 2007) delivered preliminary non-binding indications of interest for the acquisition of the Company and on January 24, 2008, our board of directors held a regularly scheduled meeting during which it reviewed the bids.”

10. The following sentence is hereby added to the end of the second paragraph on page 25:

“These four parties were all potential strategic partners, and were all solicited by the Company.”

11. The following sentence appearing on page 27 under the heading “Background of the Merger”:

“The board of directors also discussed the necessity of deal certainty, acknowledging that the Company could be severely harmed if a deal were announced but not closed and, further to this point, the board of directors discussed several recent failed deals for other corporations and the negative impact that those announced but failed deals had on stockholder value.”

is hereby amended to read as follows:

“The board of directors also discussed the necessity of deal certainty, acknowledging that the Company could be severely harmed if a deal were announced but not closed and, further to this point, the board of directors discussed several recent failed deals for other corporations and the negative impact that those announced but failed deals had on stockholder value, including the loss of customers and key business partners, loss of employees, harm to employee morale, damage to reputation, and significant decline in stock price.”

12. The following sentence is added immediately prior to the last sentence of the penultimate paragraph on page 34:

“The open material issues included the definition of “Minimum Closing Cash” (including the specific items and amounts that would be deducted from the base amount, as well as the actual base amount) and the remedies available to the Company under the agreement (including the Company’s ability to seek specific performance against Newco and Merger Sub, the scope of the guarantee, the ability of the Company to seek lost premium as damages on behalf of the

Company’s stockholders and the Company’s status as a third party beneficiary under the equity commitment letter).”

13. The following sentence appearing on page 35 under the heading “Background of the Merger”:

“Representatives from Barclays Capital and Wilson Sonsini Goodrich & Rosati attended the meeting. Wilson Sonsini Goodrich & Rosati began with an update regarding the proposed non-price terms of a transaction, and reported that Thoma Bravo’s legal advisors had tentatively agreed upon the material non-price terms of the proposed transaction, subject to the Strategic Planning Committee’s approval, other than certain representations and warranties in the Agreement.”

is hereby amended to read as follows:

“Representatives from Barclays Capital and Wilson Sonsini Goodrich & Rosati attended the meeting. Wilson Sonsini Goodrich & Rosati began with an update regarding the proposed non-price terms of a transaction, and reported that Thoma Bravo’s legal advisors had tentatively agreed upon the material non-price terms of the proposed transaction (including the items to be deducted from the “Minimum Closing Cash” amount and the bifurcated base amount, depending on the timing of the closing and the remedies available to the Company under the agreement in the event of Newco’s or Merger Sub’s breach or non-performance), subject to the Strategic Planning Committee’s approval, other than certain representations and warranties in the Agreement.”

14. The following sentence appearing on page 31 under the heading “Background of the Merger”:

“Additionally, during January 2009, Mr. Conner contacted a potential strategic partner that had to discuss its interest, if any, in a possible strategic merger or other business combination transaction with the Company.”

is hereby amended to read as follows:

“Additionally, during January 2009, Mr. Conner contacted a potential strategic partner that had initially reached out to the Company regarding a possible commercial relationship, and discussed with this entity its interest, if any, in a possible strategic merger or other business combination transaction with the Company.”

15. The following bullet point appearing on page 33 under the heading “Background of the Merger”:

“challenges, risks and opportunities attendant to the Company’s stand-alone operating plan, particularly in light of current and forecasted economic conditions;”

is hereby amended to read as follows:

“•	challenges, risks and opportunities attendant to the Company’s stand-alone operating plan, particularly in light of current and forecasted economic conditions, such as

•	the historical and projected challenges associated with growing the Company’s business and maintaining profitability, including but not limited to the decline in the Company’s revenue in the first quarter of 2009 of 12% from the Company’s revenue in the first quarter of 2008, and

•	changes that would be required to the Company’s stand-alone operating plan on a going forward basis and the related cost, distraction and effort involved in implementing such changes;”